Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Members

Shadow Creek Holding Company LLC and Subsidiaries

We consent to the use of our report included herein dated April 30, 2009 with respect to the consolidated balance sheet of Shadow Creek Holding Company LLC and subsidiaries as of December 31, 2008 and the related consolidated statements of operations, member’s equity and cash flows for the period February 25, 2008 (inception) through December 31, 2008, which appears in Amendment No. 2 to the registration statement on Form S-4 (File # 333-159610) of REITPlus, Inc. dated July 30 , 2009.

/s/ KPMG LLP

Houston, Texas

July 30 , 2009